Exhibit 99.2

Introduction

Good afternoon and welcome to the American Realty Capital Healthcare Trust III Proxy Presentation related to sale of its assets. This is Todd Jensen, Interim CEO of ARC Healthcare III, and I’d like to thank everyone for joining today’s webinar.

On slide 2, you will find the Risk Factors and Forward Looking Statements. For a complete list of Risk Factors, please see our most recent Annual Report on Form 10-K filed with the SEC on March 9, 2017 as amended on April 28, 2017 and Quarterly Report on Form 10-Q filed with the SEC on August 14, 2017.

Additional information is found in our definitive proxy filed on October 23, 2017 and mailed to our stockholders.

On slide 3, you will find a list of topics we are reviewing, which include:

•	An executive summary of the strategic process and transaction benefits for the ARC HT III shareholders;
•	A review of the Strategic Process undertaken by the independent board of directors of ARC HT III;
•	An overview of the Liquidation and Asset Sale;
•	A profile of the buyer of the assets;
•	An estimate of the cash proceeds to investors
•	Conclusion, summarizing the Plan of Liquidation and Asset Sale;
•	And a timeline of what to expect and next steps

On Slide 4, you will find an Executive Summary of the History of ARC Healthcare III and the transaction benefits.

ARC Healthcare III broke escrow in August 2014 and assembled a 19 property portfolio, primarily focused on Medical Office Buildings between March 2015 and December 2015. The initial public offering was suspended in November 2015. The lack of scale has created operational inefficiencies. The board of directors initiated the strategic process in February 2016 and the sale of the assets is anticipated to be completed during by the end of 2017 for $120 million in an all-cash deal. We anticipate that the initial liquidating distribution of $15.75 will be paid within two weeks of the close of the asset sale, subject to board approval.

The transaction benefits to ARC Healthcare III shareholders includes:

•	Full-Cycle Liquidity Event
•	All-Cash Deal Provides Liquidity to Shareholders

•	Reduces Future Risks Associated with Operations, Liquidity, and Distribution Levels Given the Company’s Inefficient Size
•	The transaction maximizes value of existing assets

Slide 5 provides an update on the strategic review process

The independent directors initiated a Strategic Review in February 2016 to identify, examine, and consider a range of strategic alternatives available to the Company to maximize shareholder value as its current operations were not sustainable on a long-term basis.

The Special Committee engaged SunTrust as its Financial Advisor and Shapiro Sher as its legal counsel.

The Special Committee considered various alternatives to maximize value for shareholders, including:

•	Continuing its current operating strategy
•	Pursuing a sale or merger
•	Liquidating the portfolio asset-by-asset
•	Raising new equity capital from outside investors; and
•	Listing on a national exchange

The Special Committee, with the assistance of SunTrust ran a robust process over the course of 12+ months over which the special committee communicated with 25 potential buyers.

As a result of the Strategic Review, the Special Committee has approved and recommended the Plan of Liquidation and proposed transaction to sell the Company’s assets to Healthcare Trust, Inc. and maximize value for the Company’s shareholders.

Slide 6 is an illustrative timeline of the Strategic Review process starting with the initiation of the special committee and advisors in February 2016; continuing with the submission of HTI’s initial offer in March 2017 and culminating with the definitive deal reached in June 2017.

Slide 7 is a Transaction Overview.

•	The consideration being paid by HTI for this transaction is all cash for the real estate assets owned by ARC Healthcare III.
•	Following the sale of the assets, ARC Healthcare III will liquidate and investors will receive cash for their shares, which can be used at their discretion.
•	The Advisor will not receive a subordinated performance fee in connection with the transaction.
•	If a superior offer is submitted prior to the completion of the shareholder vote, the Special Committee may choose to accept the offer, subject to a termination fee of $3.6 million
•	The effectiveness of the transaction and the Company’s plan of liquidation are subject to the approval of the ARC Healthcare III shareholders of both the transaction and the plan of liquidation. A shareholder vote is not required from the buyer’s shareholders.
•	The Transaction is expected to close in December 2017.

Slide 8 provides some information about the buyer of the assets, Healthcare Trust, Inc.

•	HTI is a healthcare focused REIT with over $2.3 billion of gross assets
•	The transaction represents less than 10% of HTI’s total assets
•	HTI’s size and conservatively levered balance sheet mitigate execution risk associated with the transaction

Slide 9 provides some additional information for ARC Healthcare Trust III shareholders:

•	Including the cumulative $3.71 of regular distributions paid to ARC Healthcare Trust III shareholders from inception to July 2017 and the anticipated liquidating distributions of $17.67 to $17.81, shareholders are estimated to realize total net proceeds of $21.38 to $21.52 per share, assuming they have held shares since inception.

In conclusion,

•	This transaction provides ARC Healthcare III shareholders with a full cycle liquidity event.
•	This is an all-cash transaction that provides ARC Healthcare III shareholders with full liquidity in cash.
•	Given its inefficient size and unsustainable operations on a long-term basis, an all-cash liquidity event reduces risks associated with ongoing business operations, the execution of a successful liquidity event in the future, and future distributions.
•	As a buyer with a conservatively levered balance sheet, HTI mitigates execution risk for ARC Healthcare III shareholders.
•	The transaction requires approval from ARC Healthcare III shareholders of the transaction and ARC Healthcare III’s plan of liquidation.
•	Finally, the Special Committee completed a thorough strategic review process evaluating all options and is prepared to move forward with the proposed transaction to maximize shareholder value.

Slide 11 presents the timeline of upcoming events is as follows:

•	Shareholder voting begins upon shareholder receipt of the proxy, which began on October 25, 2017.
•	The shareholder meeting on the transaction is scheduled on December 21, 2017.
•	The transaction and the first distribution of proceeds to shareholders is expected between late December 2017 and January 2018.

Slide 12 shows how to vote:

As you can see here, there are a number of ways to cast your vote for this year’s Annual Meeting.

1.	Vote by calling the proxy solicitor, Broadridge. Please note you can speak to a voting specialist live at 1-855-973-0094. Or, if you have your control number available for reference you can use the automated line at 1-800-690-6903.

2.	You can also vote online at www.proxyvote.com/HTIII and follow the instructions provided on the proxy card.

3.	Stockholders may also submit their votes by proxy by mail by completing, signing, dating and returning their proxy card.

Thank you for your time today and thank you in advance for your vote for this transaction.